Exhibit 99

Corporate Relations	77 Beale Street	San Francisco, CA 94105	415.973.5930	www.pge.com
August 9, 2016

PG&E Statement on Trial Verdict

SAN FRANCISCO, Calif.—Pacific Gas and Electric Company today issued the following statement in reaction to verdicts in the federal trial conducted in United States District Court in San Francisco:

“While we are very much focused on the future, we will never forget the lessons of the past. We have made unprecedented progress in the nearly six years since the tragic San Bruno accident and we are committed to maintaining our focus on safety. We want our customers and their families to know that we are committed to re-earning their trust by acting with integrity and working around the clock to provide them with energy that is safe, reliable, affordable and clean.”

The jury found PG&E guilty of five counts of violating U.S. Pipeline Safety Act regulations related to integrity management and one count of obstructing an agency proceeding. The jury found PG&E not guilty of six counts of U.S. Pipeline Safety Act regulations related to record keeping.

The maximum fine the company could face is $3 million.

Background

PG&E faced 11 charges of violating the U.S. Pipeline Safety Act and one charge of obstruction of an NTSB proceeding. No individuals were charged as a part of this proceeding and no charges related to the San Bruno explosion itself were ever filed.

The company has spent $2.7 billion in shareholder funds to enhance the integrity of its natural gas system. In addition, it has made significant progress in improving and modernizing natural gas system records and record-keeping practices. As a result of its efforts, PG&E was the first company in the U.S. to earn several highly regarded and internationally recognized safety certifications.

About PG&E

Pacific Gas and Electric Company, a subsidiary of PG&E Corporation (NYSE:PCG), is one of the largest combined natural gas and electric utilities in the United States. Based in San Francisco, with more than 20,000 employees, the company delivers some of the nation’s cleanest energy to nearly 16 million people in Northern and Central California. For more information, visit www.pge.com/ and www.pge.com/en/about/newsroom/index.page.